UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2005

IMPCO TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-15143	91-1039211
(Commission File Number)	(IRS Employer Identification No.)

16804 Gridley Place

Cerritos, California 90703

(Address of principal executive offices) (Zip Code)

(562) 860-6666

(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 2, 2005, IMPCO Technologies, Inc. (“IMPCO”) and LaSalle Business Credit, LLC (“LaSalle”) entered into a Fourth Amendment to Loan and Security Agreement, and Limited Waiver, to amend the revolving Loan and Security Agreement dated July 18, 2003, as amended. A copy of the Fourth Amendment to Loan and Security Agreement, and Limited Waiver is attached as an exhibit to this current report on Form 8-K.

On July 18, 2003, IMPCO entered into a revolving Loan and Security Agreement, as subsequently amended, (the “Loan Agreement”) with LaSalle for a maximum amount of $12.0 million bearing an annual interest rate of prime plus 1%. At June 30, 2005, the annual interest rate was 7.25%. The borrowings under the Loan Agreement have been used for working capital purposes. On March 29, 2005, IMPCO and LaSalle mutually agreed to reduce the maximum borrowing amount under the Loan Agreement to $9.0 million and to extend it one additional year to July 18, 2007. IMPCO’s availability under this Loan Agreement is determined by a percentage of eligible accounts receivable and inventory balances as defined by the Loan Agreement. As of June 30, 2005, approximately $6.1 million was outstanding under this revolving loan and approximately $1.9 million was available and unused.

IMPCO was not in compliance with the Loan Agreement at March 31, 2005, since it did not meet the Consolidated Tangible Net Worth covenant and at June 30, 2005, since it did not meet the U.S. Minimum Pre-Tax Income covenant with respect to IMPCO’s fiscal second quarter ended June 30, 2005. On August 2, 2005, IMPCO and LaSalle agreed to amend the Loan Agreement to waive only the above events of non compliance and to amend and restate the relevant paragraphs of the Loan Agreement.

Item 9.01.	Financial Statements and Exhibits

a. Financial statements	None.

b. Pro forma financial information	None.

c. Exhibits

Exhibit	Descriptions

10.1	Fourth Amendment To Loan and Security Agreement, and Limited Waiver between IMPCO Technologies, Inc. and LaSalle Business Credit, LLC, dated August 2, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

IMPCO TECHNOLOGIES, INC.

Date: August 8, 2005	By:	/s/ THOMAS M. COSTALES
Thomas M. Costales
Interim Chief Financial Officer and Treasurer